Exhibit 10.10(vi)

June 25, 2012

Mr. John D. Hertz

Dear John,

I am very pleased to offer you the position of Senior Vice President, Chief Financial Officer of Clearwater Paper Corporation. Your new position will be based in Spokane, Washington. Your anticipated starting date for the position will be upon a mutual acceptable date.

The base salary for this position is $400,000 per year, and paid semi-monthly. The position’s salary grade is 59, with an annual target bonus opportunity (AIP) of 65% of your base salary earnings for each plan (calendar) year, based on the portion of the year you are in this position.

The Compensation Committee of the Board of Directors has approved an award of 20,000 service based restricted stock units (RSUs). The RSUs will vest in four equal installments on the first four anniversaries of the date of the grant, provided continued employment through the date of vest. Additionally, provided your start date is on or before June 30, 2012, you will be eligible for a prorated award for the 2012-2014 performance plan under the Company’s 2008 Stock Incentive Plan. The current annual award target value for your position is 100% of your salary range midpoint based on approval by the Board of Directors.

You also will be eligible for relocation under Clearwater Paper’s Relocation Policy. Clearwater is prepared to assist you if you are unable to sell your home for as much as your original purchase price. As such, we will make an exception to the policy to provide a loss on sale benefit of the loss up to $200,000.

As an officer of Clearwater Paper, you will be expected to acquire ownership of two times your base salary in shares of Clearwater Paper stock within five years of your employment date. Shares that count toward the ownership guidelines are: those acquired through independent purchase; shares acquired and held in Clearwater Paper’s 401(k) savings plan; those acquired through any of Clearwater Paper’s Stock Incentive Plans, including performance shares upon being paid out and restricted stock units upon becoming vested; and shares acquired through awards under the Annual Incentive Plan, including awards deferred in stock units. Progress towards ownership will be covered annually at a Board of Directors meeting.

As a full time salaried employee, you are eligible to participate in Clearwater Paper’s health and welfare and 401(k) savings plan on the first day following (30) days of employment. Given your situation, we will reimburse you for any Cobra expense you may incur for extending your current healthcare coverage until the commencement of coverage by Clearwater Paper. Enrollment forms and additional details will be provided to you during your new hire orientation. You will receive (4) weeks of vacation starting in 2012.

You will be an employee at will and this offer of employment does not constitute an employment contract; provided, however, that Clearwater Paper’s and your rights and obligations upon a termination of employment shall be as set forth in applicable provisions of Appendix A and the Severance Program for Executive Employees, as amended from time to time, or any successor program (the “Severance Program”). This offer is contingent upon successful completion of drug/substance abuse testing, background check and reference verification.

I hope you will favorably consider our offer of employment, as we are truly excited by your becoming a member of our corporate executive management team. Please indicate your acceptance of this offer by returning a signed and dated copy to me.

John, I realize that a career decision such as this has a major impact on you and your family. If there is anything that we can do either before or after your start date of employment, please do not hesitate to call me.

Sincerely yours,

/s/ Gordon L. Jones

Gordon L. Jones

/s/ John D. Hertz	6/25/12
Accepted	Date

Appendix A

Termination of Employment; Severance: Termination of your employment for any reason shall constitute your resignation as an officer of Clearwater Paper (the “Company”), its subsidiaries, and its affiliates. You will be a participant in the Severance Program and will be subject to all the terms and conditions of the Severance Program, which are incorporated into this Appendix A by reference; provided, however, that Section 4(c) of the Severance Program (and any similar or successor section) and references to Section 4(c) in Section 4(d) of the Severance Program (and any similar or successor section) shall not apply to you, and in their place the following Sections a, b and c shall apply:

(a) In the event that you become entitled to receive or receive any payments, options, awards or benefits (including, without limitation, the monetary value of any non-cash benefits and the accelerated vesting of stock options) under the Severance Program or under any other plan, agreement or arrangement with the Company, any person whose actions result in a “Change of Control” (as that term is defined in the Severance Program) or any person affiliated with the Company or such person (collectively, the “Payments”), that may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder (“280G”) and it is determined that, but for this Section (a), any of the Payments will be subject to any excise tax pursuant to Section 4999 of the Code or any similar or successor provision (the “Excise Tax”), the Company shall pay to you either (i) the full amount of the Payments or (ii) an amount equal to the Payments, reduced by the minimum amount necessary to prevent any portion of the Payments from being an “excess parachute payment” (within the meaning of Section 280G) (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by you, on an after-tax basis, of the greatest amount of Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. For purposes of determining whether you would receive a greater after-tax benefit from the Capped Payments than from receipt of the full amount of the Payments and for purposes of Section (c) below (if applicable), you shall be deemed to pay federal, state and local taxes at the highest marginal rate of taxation for the applicable calendar year.

(b) All computations and determinations called for by Sections (a) and (b) shall be made and reported in writing to the Company and you by a third-party service provider selected by the Company (the “Tax Advisor”), and all such computations and determinations shall be conclusive and binding on the Company and you. For purposes of such calculations and determinations, the Tax Advisor shall rely on accurate information about the Payments and reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Tax Advisor such information and documents as the Tax Advisor may reasonably request in order to make their required calculations and determinations. The Company shall bear all fees and expenses charged by the Tax Advisor in connection with its services.

(c) In the event that Section (a) applies and a reduction is required to be applied to the Payments thereunder, the Payments shall be reduced by the Company in a manner and order of priority that provides you with the largest net after-tax value; provided that payments of equal after-tax present value shall be reduced in the reverse order of payment. Notwithstanding anything to the contrary herein, any such reduction shall be structured in a manner intended to comply with Section 409A of the Code.